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                                                                    EXHIBIT 11.1

          EXHIBIT 11.1 STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

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
                                                                                   Years Ended June 30
                                                                     ---------------------------------------------------
                                                                        1995                1996                  1997
                                                                     ---------------------------------------------------
Primary
    Average common shares outstanding                               $ 1,752,954         $ 7,307,664          $ 9,184,384
    Effect of assumed conversion of preferred stock                   2,722,619                  --                   --
    Options and warrants issued during twelve-month
       period prior to the initial public offering at
       an exercise price below the assumed public offering
       price in accordance with the staff accounting
       Bulletin Net 83                                                  212,908                  --                   --
    Net effect of dilutive options and warrants-
       based on treasury stock method (or modified
       treasury method if applicable) using average
       market price                                                     522,429                  --              789,020
                                                                    -----------         -----------          -----------
                                                                      5,210,910           7,307,664            9,973,404
                                                                    -----------         -----------          -----------
    Net Income (loss)                                               $ 1,291,996         $(5,727,131)         $ 1,482,878
                                                                    -----------         -----------          -----------
    Per Share amount                                                $      0.24         $     (0.78)         $      0.15
                                                                    -----------         -----------          -----------
Fully Diluted
    Average common shares outstanding                               $ 1,752,954         $ 7,307,664          $ 9,184,384
    Effect of assumed conversion of preferred stock                   2,722,619                  --                   --
    Options and warrants issued during twelve-month
       period prior to the initial public offering at
       an exercise price in accordance with the staff
       accounting Bulletin No. 83                                       212,908                  --                   --
    Net effect of dilutive options and warrants-
       based on treasury stock method (or modified treasury
       method if applicable) using year-end market price                586,710                  --              789,020
                                                                    -----------         -----------          -----------
                                                                      5,275,191           7,307,664            9,973,404
                                                                    -----------         -----------          -----------
    Net (loss) Income                                               $ 1,261,996         $(5,727,131)         $ 1,482,878
                                                                    -----------         -----------          -----------
    Per Share amount                                                $      0.24         $     (0.78)         $      0.15
                                                                    ===========         ===========          ===========
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